==================================================================




                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549



                                    FORM 8-K


                                 CURRENT REPORT




                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



     Date of Report (Date of earliest event reported) January 28, 1997
                                                      ----------------

                            Statewide Financial Corp.
                            -------------------------
             (Exact name of registrant as specified in its charter)


                New Jersey                0-26546            22-3397900
     --------------------------------   ------------   --------------------
     (State or other jurisdiction of    (Commission    (IRS Employer
          incorporation)                 File Number)   Identification No.)


           70 Sip Avenue, Jersey City, New Jersey             07306
     --------------------------------------------      --------------------
      (Address of principal executive offices)              (Zip Code)



     Registrant's telephone number, including area code (201) 795-4000
                                                         -------------




     ==================================================================



     Item 1.   Changes in Control of Registrant.
               ---------------------------------
               Not Applicable.



     Item 2.   Acquisition or Disposition of Assets.
               -------------------------------------
               Not Applicable.



     Item 3.   Bankruptcy or Receivership.
               ---------------------------
               Not Applicable.



     Item 4.   Changes in Registrant's Certifying Accountant.
               ----------------------------------------------
               Not Applicable.



     Item 5.   Other Events.
               -------------
               Registrant issued a Press Release on Tuesday,
               January 28, 1997 announcing its fourth quarter and full year earnings.



     Item 6.   Resignations of Registrant's Directors.
               ---------------------------------------
               Not Applicable.



     Item 7.   Exhibits and Financial Statements.
               ----------------------------------

               Exhibit No.              Description
               -----------              -----------
                    99                  Press Release dated January 28,
                                        1997 announcing Registrant's
                                        fourth quarter and full year
                                        earnings.


     Item 8.   Change in fiscal year
               ---------------------
               Not Applicable.


                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, Statewide Financial Corp. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                  STATEWIDE FINANCIAL CORP.
                                                  -------------------------
                                                       (Registrant)


     Dated:    January 29, 1997              By:  Bernard F. Lenihan
                                                  -------------------------
                                                  Senior Vice President and
                                                  Chief Financial Officer




                                  EXHIBIT INDEX
                                  -------------


                           CURRENT REPORT ON FORM 8-K
                           --------------------------



     Exhibit No.         Description
     -----------         -----------

     99                  Press Release dated January 28, 1997
                         announcing Registrant's fourth quarter
                         and full year earnings.




     FOR IMMEDIATE RELEASE                   CONTACT: Augustine F. Jehle
     January 28, 1997                                       201-795-4000
                                                      Anthony S. Cicatiello
                                                            908-382-1066


                  STATEWIDE REPORTS INCREASES IN FOURTH QUARTER
                              AND YEAR-END RESULTS

               *    196% Increase Over Prior Year Net Income
               *    11% Increase Over Prior Quarter Earnings Per Share
               *    Griffin Appointed Savings Bank President


     Jersey City, N.J. (January 28,1997). . . Statewide Financial Corp (Nasdaq: SFIN), the holding company for Statewide Savings Bank, S.L.A., today reported net income of $1,305,000, or $0.29 per share, for the quarter ended December 31, 1996, as compared to $471,000 for the same quarter last year, and compared to a net loss of $492,000, or $0.11 per share, for the quarter ended September 30, 1996. The quarter ended September 30, 1996 included a pre-tax charge of $2,651,000 representing the Company's portion of an industry-wide assessment on thrift institutions to recapitalize the Savings Association Insurance Fund (SAIF). The assessment reduced net income for that quarter by $1,697,000, or $0.37 per share. Exclusive of the SAIF assessment, the net income of the Company for the preceding quarter was $1,205,000, or $0.26 per share.

     Earnings for the full year ended December 31, 1996 were $3,172,000, or $0.68 per share. Exclusive of the SAIF assessment, the net income of the Company for the full year of 1996 was $4,869,000, or $1.05 per share, compared to $2,489,000 for the same period ending December 31, 1995. Statewide completed its initial public offering on September 29, 1995. Accordingly, per share data did not exist for the prior periods.

     Commenting on the Company's performance, Victor M. Richel, Chairman, President and Chief Executive Officer, said, "We have grown the business substantially this year, and are well poised to serve our current and future customers. We have met our first-year goals while establishing the framework for continued growth in the coming year." Richel continued, "Our loan portfolio has grown 66% this year, including commercial loans, which increased more than three-fold from last year end. In addition, we closed an under-performing branch office and opened two new branches in burgeoning markets, including our most recent in October 1996 at Port Liberte in Jersey City. Core deposits were increased 14.1% at substantially the same cost; and we increased our infrastructure to market and service our growing commercial base. Non-performing loans were reduced 51.3% and, exclusive of the SAIF assessment in September 1996, we have demonstrated quarterly earnings growth over the last two quarters which we expect to continue into next year. We have further increased shareholder value through declaration of a $0.40 per year dividend policy, completion of a 5% stock repurchase plan and implementation of an additional 10% stock repurchase plan."

     At December 31, 1996, the Company's total assets were $636 million, compared to $559 million at December 31, 1995 and $662 million at September 30, 1996. The reduction in total assets during the quarter was the result of sales of debt and equity and mortgage-backed securities, with proceeds used to repay borrowings and to fund growth in the Company's net loan portfolio, which increased $10.0 million, or 3.2%, to $325.5 million at December 31, 1996. This balance represents a $129.7 million increase over the prior year-end net loan portfolio. While the increase primarily resulted from the origination and purchase of one- to four-family residential mortgages, it also reflects the Company's emphasis toward commercial lending. At December 31, 1996, commercial loans and mortgages were $18.5 million, compared to $4.1 million a year earlier, representing an increase of $14.4 million, or 351%. The Company also had $19.5 million of approved commercial loans committed, but not yet disbursed, as of December 31, 1996. Richel stated that he was "pleased that our marketing and service efforts are starting to bear fruit."

     Richel added, "We're pleased that Mike Griffin has joined us as President and Chief Operating Officer of our principal subsidiary, Statewide Savings Bank. Mike brings more than 30 years experience in commercial banking to the company. His primary responsibilities will include generating new loans in the small- and medium-size business sectors, and enhancing existing products and services. With Mike's addition to our executive team, we're in a stronger position to realize our goal of becoming the premier community bank in New Jersey."

     Deposits totaled $457.1 million at December 31, 1996, increases of $14.7 million, or 3.3%, and $19.0 million, or 4.3%, from September 30, 1996 and December 31, 1995, respectively. Core deposits grew $11.3 million, or 4.8%, during the quarter and $30.6 million, or 14.1%, as compared to December 31, 1995. During both the quarter and the full year, interest rates paid to retail depositors have been rising within the Company's market area. In response, the Company developed products which emphasized customer relationships rather than matching the most aggressively priced certificate of deposit offerings by its competition. As a result, there has been runoff in certificates of deposit since December 31, 1995, primarily from depositors who do not have other accounts with the Company. Yet there has been an increase in core deposits as a result of this product development, and as a result of marketing efforts by the Company, especially with respect to its newest branches and affinity groups with whom it has established relationships.

     Borrowings at December 31, 1996 were $107.2 million, or $39.6 million less than September 30, 1996. Early in the fourth quarter of 1996, the Company used proceeds from security sales to reduce outstanding borrowings, and at the end of the quarter the Company increased its borrowings to purchase $32.5 million of mortgage-backed securities. The current year-end balance is $62.5 million more than the $44.7 mil-lion balance outstanding at December 31, 1995. During 1996, the Company used these increased funds, together with increased deposits and sales of securities, to fund its increase in its net loan portfolio.

     At year end, borrowed funds consist of short-term and long-term borrowings from the Federal Home Loan Bank. During the fourth quarter of 1996, the Company extended the maturity date of $60 million of its short-term borrowings to a five-year term, callable at the lender's option after three years, at a rate of 5.52%. At December 31, 1996, the Company's remaining short-term borrowings, which mature within ninety days, were $47.2 million. Subsequent to year end, the Company increased its short-term borrowings to purchase $51.9 million of mortgage-backed securities which have weighted average lives consistent with five-year treasury instruments. The Company may seek to extend up to $40.0 million of its short-term borrowings to longer maturities, depending upon interest-rate market conditions.

     Shareholders' equity increased $1.6 million from September 30, 1996, and decreased $5.4 million from December 31, 1995. The increase from the preceding quarter reflected the Company's quarterly net income, an increase in the market value of the Company's debt and equity, mortgage-backed securities of $1.4 million (net of tax), and an allocation of ESOP shares and other employee benefit plans. These were partially offset by reductions for the repurchase of 60,000 shares of the Company's stock, and the declaration of the quarterly dividend.

     The $5.4 million reduction in Shareholder's equity during 1996 was principally the result of: 1) the purchase, and retirement, of 323,488 shares of the Company's common stock; 2) a decrease of $1.9 million (net of tax), in the December 31, 1996 market value of the Company's debt and equity and mortgage-backed securities from year-ago values; and 3) dividends declared during the year. Partially offsetting these decreases were net income for the year ending December 31, 1996 and allocations of ESOP shares and other employee benefit plans during the year.

     The results of operations for the three and twelve months ended December 31, 1996 reflect increases in net interest income (after provision for loan losses) of $0.8 million and $4.6 million, respectively, as compared to the same periods a year ago. These increases in income were partially offset by increases of $0.2 million and $1.7 million in other non-interest expenses as the Company continued to position itself for future growth. The increase in net interest income between periods reflected increases in average interest-earning assets, primarily comprised of loan growth, for both the three- and twelve-month periods, and growth in mortgage-backed securities during the twelve months ended December 31, 1996. The expense increases reflect, among other factors, the increased staffing and support requirements necessary to position the Company to achieve its marketing and operational objectives, including staffing of the Company's four new branches opened during the period since March 31, 1995. Additionally, the increased expense reflects normal salary increases and refurbishing of existing facilities.

     Non-interest income for the three and twelve months ended December 31, 1996 was $770,000 and $2,382,000. These amounts include income of $352,000 and $917,000, respectively, from the collection of unaccrued interest associated with loans whose principal had been repaid, as compared to $545,000 and $932,000 in the prior year's three- and twelve-month periods. The interest on all of these loans has been completely repaid. The effect of this non-recurring income to earnings per share for the three and twelve months ended December 31, 1996 was $0.05 and $0.12 respectively. Absent these credits, non-interest income increased 8.0%, or $31,000, during the current quarter from a year ago and decreased 5.7%, or $89,000, during the twelve months ended December 31, 1996 when compared to the prior year. The full-year decrease, as compared to the prior year, occurred during the first quarter, primarily because of decreases in commissions from annuity sales, as the Company focused its resources on developing its new branches and marketing its core products rather than selling annuities.

     Other non-interest expense for the three- and twelve-month periods ended December 31, 1996 increased $167,000 and $1,745,000, respectively, from the same periods for the prior year. Expenses incurred during the fourth quarter of 1996 include non-recurring costs related to a branch closure and management restructure. The effect of these charges to the earnings per share calculations for the three and twelve months ended December 31, 1996 was a reduction of $0.03.
     Absent these charges, other non-interest expense decreased 1.9%, or $70,000, during the current quarter from a year ago and increased 10.8%, or $1,509,000, when compared to the prior year's twelve months. The year-over-year increase reflects staffing and support costs incurred to achieve the marketing and operational success during this past twelve months and to position the Company for continued success. Such costs include those for new branches, a new operating system, staff upgrades (especially in commercial services) and refurbishment of existing facilities.

     During the year ended December 31, 1996, the Company incurred a loss of $1,093,000 on sales of securities, compared to a loss of $340,000 for the twelve months ended December 31, 1995. Proceeds from the sales during 1996 approximated $110.8 million and were used, in conjunction with additional borrowings and deposits, to fund loan growth and for redeployment into higher yielding securities. The effect of this loss was to reduce earnings per share by $0.15 for the twelve months ended December 31, 1996.

     Income tax expense for the full year 1996 reflects the reversal of a $702,000 tax liability, previously established, which expired, and was consequently reversed, during the third quarter of 1996. The effect of this reversal was to increase earnings per share $0.15 for 1996.

     Statewide Financial Corp, headquartered in Jersey City, N.J., is the holding company for Statewide Savings Bank, which maintains 16 branches in Hudson, Union, Bergen and Passaic counties. Statewide Savings Bank's deposits are insured by the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation
     (FDIC).

     SELECTED FINANCIAL CONDITION DATA
     (dollars in thousands, except per share data)
                                                  December 31,
                                                  ------------
                                                 1996     1995
                                                 ----     ----
     Total Assets                             $636,042  $559,049
     Loans, Net                               $325,470  $195,773
     Debt and Equity Securities               $ 40,243  $ 80,126
     Mortgage-Backed Securities               $240,974  $260,107
     Other Real Estate Owned                  $    563  $    652
     Total Deposits                           $457,056  $438,021
     Borrowed Funds                           $107,200  $ 44,703
     Shareholders' Equity                     $ 66,935  $ 72,315
     Book Value Per Share                     $  13.63       n/a

     SELECTED OPERATING DATA
     (dollars in thousands, except per share data)
                                  For the Three      For the Twelve
                                  Months Ended        Months Ended
                                  December 31,        December 31,
                                    1996    1995    1996    1995
                                    ----    ----    ----    ----

     Interest Income              $11,143  $9,718 $45,278  $35,260
     Interest Expense               5,623   5,003  23,656   18,301
                                   ------   -----  ------   ------
     Net Interest Income            5,520   4,715  21,622   16,959
     Provision for Loan Losses        125     125     500      389
                                   ------  ------  ------   ------
     Net Interest Income After
      Provision for Loan Losses     5,395   4,590  21,122   16,570
     Non-Interest Income              770     932   2,382    2,486
     Net Gain (Loss) on Sales of
      Securities                        2    (340) (1,093)    (340)
     Foreclosed Real Estate
      Expense, Net                     31      37     105      161
     FDIC SAIF Assessment               0       0   2,651        0
     Other Non-Interest Expense     3,930   3,763  15,687   13,942
                                   ------  ------  ------   ------
     Income Before Income Taxes
        and Extraordinary Item      2,206   1,382   3,968    4,613
     Income Tax Expense               901     499     796    1,712
                                   ------  ------  ------   ------
     Income Before Extraordinary
      Item                          1,305     883   3,172    2,901
     Extraordinary Item -
      Penalties for Prepayment of
      Debt, Net of Tax                  0     412       0      412
                                   ------  ------  ------   ------
     Net Income                   $ 1,305 $   471 $ 3,172  $ 2,489
                                  ======= ======= =======  =======

     Earnings Per Share             $ .29     n/a   $ .68      n/a
                                    =====     ===   =====      ===



      SELECTED FINANCIAL RATIOS (1)  At or For the  At or For the
                                      Three Months  Twelve Months
                                          Ended         Ended
                                      December 31,  December 31,
                                       1996   1995    1996   1995
                                       ----   ----    ----   ----
     Return on Average Assets           .84%   .34%    .49%   .50%
     Return on Average Shareholders'
      Equity                           7.71%  2.70%   4.67%  7.31%
     Capital to Assets                10.52% 12.94%  10.52% 12.94%
     Net Interest Rate Spread (2)      3.17%  2.96%   2.99%  3.23%
     Net Interest Margin (3)           3.65%  3.51%   3.45%  3.52%
     Non-Interest Income to Average
      Assets                            .49%   .68%    .37%   .50%
     Non-Interest Expense to Average
      Assets, Exclusive of SAIF
      Assessment Charge                2.54%  2.75%   2.45%  2.84%
     Efficiency Ratio, Exclusive of
      SAIF  Assessment Charge (4)     68.14% 76.35%  69.92% 78.50%
     Ratio of Interest-Earning
      Assets to Interest-Bearing
      Liabilities                    113.04%114.77% 112.32%107.51%

     REGULATORY CAPITAL RATIOS                       December 31,
                                                      1996   1995
                                                      ----   ----
     Tangible Capital Ratio                           9.41% 10.28%
     Core Capital Ratio                               9.41% 10.28%

     ASSET QUALITY RATIOS

     Non-Performing Loans to Total
      Net Loans                                        .84%  2.87%
     Non-Performing Loans to Total
      Assets                                           .43%  1.01%
     Non-Performing Assets to Total
      Assets                                           .52%  1.12%
     Allowance for Loan Losses to
      Non-Performing Loans                           95.43% 57.66%
     Allowance for Loan Losses to
      Total Net Loans                                  .80%  1.66%

     OTHER DATA

     Number of Deposit Accounts                      53,695 50,062
     Number of Offices                                   16     15

     Notes to Selected Financial Ratios

     (1)  Ratios are annualized where appropriate.

     (2) Interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average costs of average interest-bearing liabilities.

     (3) Net interest margin represents net interest income as a percent of average interest-earning assets.

     (4) Total non-interest expense divided by the sum of net interest income after provision for loan losses, and recurring non-interest income.